As Filed with the Securities and Exchange Commission on January 21, 2011

File No.   000-53961

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

Form 10/A

Amendment No. 5

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(B) OR 12(G) OF

THE SECURITIES EXCHANGE ACT OF 1934

____________

      Strategic Mining Corporation

(Name of Small Business Issuer in its charter)

_________________

Wyoming	88-0432539
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

130 King Street West, Suite 1800
Toronto, ON, Canada	M5X 1E3
(Address of principal executive offices)	(Zip Code)

Issuer’s Telephone Number 416-865-3391

Securities to be registered under Section 12(g) of the Act:

Title of each class	Name of each exchange on which
To be so registered	each such class is to be registered
_________________________________________	____________________________________________
Common Stock	NONE

Indicate by check mark whether the registrant is a large accelerated filer, a non –accelerated filer, or a smaller reporting company.  See definitions of large accelerated filer, accelerated filer and smaller reporting company in Section 12b-2 of the Exchange Act.

Large accelerated filer	Accelerated filer
Non-accelerated filer	Smaller reporting company X

EXPLANATORY NOTE

We filed our Registration Statement on Form 10 on April 30, 2010 (the "Original Report").  We are filing this Amendment No. 4 on Form 10/A (this "Amendment") to correct deficiencies in our disclosures made in Amendment No. 2.

Item 1.  BUSINESS

Business Development

Strategic Mining Corporation, formerly known as Gold Coast Mining Corp  was originally incorporated in Delaware on August 24, 1995  as Infocenter Inc. On February 28, 2000, the company changed its name to Green Dolphin Systems Corp. and new corporate officers were appointed.  On January 10, 2006, the Board of Directors adopted a resolution authorizing the assignment of all the assets of Green Dolphin Systems Corp. to Penta Deltex, Ltd., a Canadian corp., in exchange for the forgiveness of $263,717 in debt owing to Nicholas Plessas and an additional $153,683 owing to Penta Deltex, and assumption by Penta Deltex of all obligations owed by Green Dolphin Systems Corp. to suppliers and on other accounts payable.  As the result of the above settlements of debts, Green Dolphin Systems Corp. effectively ceased operations on January 10, 2006.

On April 26, 2004, the SEC temporarily suspended trading of the common stock of the Company on the over-the–counter bulletin board, because it appeared to the SEC that “there was a lack of current and accurate information concerning the securities of (the company) because of questions regarding the accuracy of assertions by (the company) and by others, in press releases and public statements to investors concerning, among other things, (the company’s) business relationship with a national restaurant chain.”

The Company cooperated with the SEC in its investigation, and the investigation was subsequently closed with no enforcement action taken.  All records obtained by the SEC in the investigation have been returned to the Company.  The company subsequently filed new public information disclosures with FINRA , and now trades on the pink sheets under the trading symbol SMNG.

The Company, under former management, stopped filing reports with the Securities and Exchange Commission in the first quarter of 2006.  On August 16, 2006, it filed a form 15-12g to terminate its registration under the 1934 Act.

On December 1, 2006, the Company changed its name to Gold Coast Mining Corp. and new corporate officers were appointed shortly after.  On November 13, 2009, the Company changed its domicile and was reincorporated in the State of Wyoming.   On November 23, 2009, the Company changed its name to Strategic Mining Corporation.  The Company’s fiscal year end is December 31.  The Company has never been in bankruptcy or receivership.

On January 17, 2007 Gold Coast Mining Corporation issued 97,100,000 shares of its common stock to unrelated parties in exchange for various mining rights.  The issuance of the 97,100,000 represented approximately 97.5% of the then outstanding shares.  The transaction resulted in a change in control of the entity.

The issuance of shares and change in control has been accounted for as a reverse acquisition followed by a recapitalization of the Company’s equity structure.  The stockholders obtaining control in the transaction is considered the accounting acquirer for financial reporting purposes.  Accordingly, the equity section of the financial statements have been presented displaying the recapitalization of shares held by the individuals obtaining control followed by the issuance of shares to the minority stockholders.

In February 2010, the Company amended its articles of incorporation to authorize 25 million shares of preferred convertible stock.  On March 4, 2010 the board of directors designated rights and preferences of the preferred stock as “Series A Convertible Preferred Stock,” with voting rights per preferred share equal to ten shares of common stock and conversion rights of each preferred share to convert to one share of preferred common stock.

Business

The Company is an exploration stage mining exploration company with no current operations, but a plan of operations to engage in the exploration and development of gold mining properties in the Western United States, Vietnam and Guinea, West Africa. We have generated no revenues to date and have incurred losses of $2,572,257 from January 17, 2007 (inception) to December 31, 2009.  There can be no assurance that any viable mineral deposits exist, and further exploration will be required before a final evaluation as to the economic and legal feasibility of each property is determined.

Properties

Guinea, West Africa

Senegal
The Gambia
Bissau
Guinea-Bissau
Ilha Bolama
Siguiri permit
(Uagadugu)
Burkina Faso
Conakry
Guinea
Freetown
Sierra Leone
Côte d'Ivoire
Togo
(Monróvia)
Liberia
Yamoussoukro
Ghana
Abidjan
Accra
531 km
Map Data © 2007 AND
© 2007 Europa Technologies
Image © 2007 TerraMetrics
Image NASA
©2007 Google

On January 14, 2007, the Company entered into an agreement with Gold River of Africa Corporation, whereby the Company acquired certain exploration equipment and a mining claim in Guinea, West Africa, in exchange for 50 million shares of Company common stock (the Siguiri exploration permit.)  The Siguiri exploration permit comprises 103 square kilometers, approximately 492 kilometers north east of the of Conakry, the capital of the country, near the city of Siguiri.  The permit area is centered on 11 degrees 16 minutes 20 seconds north, 9 degrees, 36 minutes 20 seconds west in the Prefecture of Siguiri in north central Guinea.  Siguiri is the second largest city in Guinea and is the supply center for the mining industry in northern Guinea.

The company holds 100% interest in a two year exploration permit issued by the Republic of Guinea #2009/1031 dated May  2009 to Gold River of Africa Company. We acquired the interest in exchange for 50,000 shares of common stock. The Guinea government is entitled to a 15% royalty on all extracted minerals covering 103 square kilometers in the Siguiri region of Guinea. The mining rights were issued to the Gold River of Africa, a Guinea based company, and are 2 years in duration.  The permit issued is exploration.  The property name is the Siguiri project located in the Prefecture of Siguiri. The permit number is 2009/1031.  There are no annual fees for the permit.  The size of the exploration permit is 103 square kilometers.

In 2007, the company commissioned an independent geologist to conduct due diligence sampling and mapping of the permit areas with potential for gold in Birimian sedimentary to metasedimentary volcanic rocks, similar to most host major gold deposits in Guinea and West Africa.  The geological study, published in July 2007, concluded that the geomorphology and distribution of elluvial and alluvial placer gold indicated a lode source of gold within the permit area, warranting further exploration.

The source of lode gold in the permit area is obscured by an extensive lateral cap of residual alumina and iron oxides.  This material was formed during a long period of intense tropical weathering that almost mantles the underlying bedrock or saprolite.  There are two hills within the permit area that have similar relief to the silicified mineralized zones at the SAG mine 35 kilometers to the north east.  Abundant quartz float is present on the hillside surfaces, below the level of laterite cap on the hill and in one case quartz vein material outcropping near the top of the hill, with some samples positively assayed for gold greater than .10 grams per ton.

Adjacent to the hills are elluvial and alluvial gold concentrations have been historically and are currently being worked by artisanal miners.  The elluvial deposits are at the base of the slope where gold float and a quartz vein sampled assayed positively for gold.

A program of termite mound sampling was undertaken to screen the remainder of the permit area.  This sampling tested positive for gold in the area where alluvial mining was present as well as areas where it was not being conducted.

The report, prepared pursuant to the Canadian standard, NI 43-101, recommended a two stage program of further exploration.  The first stage entails completion of the termite mound sampling, geological mapping, and geological soils sampling.  The second stage recommended entails reverse circulation drilling sampling in areas showing positive assays.

The author preparing the NI 43-101 conducted due diligence samples and the samples collected in December of 2006 and by guidelines, to ensure chain the custody, the samples were in his possession at all times.. When the location of a potential sample was reached, the following protocol was followed:

1.	Plastic sample bags were labeled with indelible ink.
2.	A field sample tag with the same number as written on the outside of the bag put into the plastic sample bag with the sample.
3.	The sample collected and the sample bag closed and sealed with a single use cable tie.
4.	The author carried the sample to camp and remained in the author’s possession until submitted to SGS Guinee laboratory in Siguiri, Guinea.

All QA/QC protocols are defined by the Canadian Instrument 43-101 which the company has adopted and adheres to the same guidelines regarding its sample acquisition procedures.

Management recommends that continued exploration of the permit area should comprise completion of the termite mound sampling to identify areas of anomalous gold beneath the laterite cap. After completion of the termite mound sampling a reverse circulation drilling program is recommended. Should the termite mound sampling indicate more extensive areas of anomalous gold in the north of the permit area a high resolution airborne geophysical survey (magnetometer, electromagnetic and radiometric survey) should be undertaken over the entire permit area to identify underlying structures and delineate additional areas for future drilling. For the proposed drilling program the target areas appears to be:

1)

Northwest to south-east drilling across both the assumed structural and stratigraphic fabrics

2)

 Northwest to south east drilling across the topographic highs with silicified rocks and surrounded by alluvial and  elluvial artisanal workings possibly derived from the silicified areas.

The property is without known reserves and the proposed program is exploratory in nature.

East Canyon Property

N
Twin Falls
Jackpot
Nevada
Henry
East Canyon
Utah
Montello
Wells
Elko
Wendover
Great Salt Lake
Salt Lake City
Provo
NEVADA
UTAH
Gold Hill
Trout Creek
Eureka
Ely
Fillmore
Manti
50 Miles

United States

East Canyon Gold Property

Location Map

Map 1

Elko Co., NV & Box Elder Co., UT

AUTHOR: TODD STERCK 7/1/10

On January 7, 2010, the Company entered into an option agreement with Arnevut Resources, Inc, whereby it is acquiring  an option to purchase 75% of the mining claims known as the “East Canyon Property,” on the following terms: for an option price of $10,000 cash, the assumption of annual maintenance fees to the Bureau of Land Management, the undertaking of the payment of  $400,000 of work expenditures by year three of the agreement, and an additional payment of $40,000 by year four.  We also must submit annual reports to the seller on technical work performed and expenses incurred.  The 75% interest in the mining claims will be earned upon satisfaction of all the recited terms.  Until then, we have only the right and obligation to enter and work on the land.  So far, only the $10,000 has been paid.

The East Canyon property is located in Eastern Nevada and western Utah. Claim EC-1 and a north-south sliver of EC-2 and EC-3 are located west of the border in Section 16, T39N, R 70 W Elko County, Nevada. The remainder of the claims is situated in Sections 4 and 5, T6N, R19W Box Elder County, Utah. The property is accessible by a BLM maintained road.  The claims were located by Manuel Montoya of Parker, Colorado. Arnevut Resources acquired the claims in October of 2009. On January 2010, Arnevut Resources signed a farmout agreement with Strategic Mining Corporation conveying an option to acquire a 75% working interest in the property. The company holds an interest pursuant to the farmout agreement with Arnevut Resources in 10 Federal Mining Claims (EC1 – EC10 totaling 200 acres). The farmout agreement gives SMNG %75 interest in all extracted minerals. If the Property is put into Commercial Production the Company agrees to pay Arnevut Resources a Net Smelter Royalty equal to 2% of Net Smelter Returns.

EC1 – EC10 are federal mining claims.  The property name is East Canyon and the claim names are EC1 – EC10. The dates of recordation are February 3, 2009.  The agreement with Arvnevut Resources provides a payment schedule of $10,000 and royalties of 2%.  The area of the East Canyon claims is approximately 200 acres.

The company has 75% interest in the mineral rights (10 lode mining claims) and must continue to advance the property as defined in the joint venture agreement. A $145 yearly maintenance fee to the BLM is the responsibility of the company as well as the yearly intent to hold file with the appropriate counties.

There is no equipment on site and no major infrastructure.  Currently the property is still in early exploration status and a drilling program is currently being developed.  Total costs to date incurred are $10,000 and future costs are estimated at $728,250.  Water would be available by well only and power by generator.  The East Canyon Property currently has no defined reserves and is the early exploration stage.

Geological mapping and the collection of 98 rock samples was done on the property by Lexam Corporation, the prior owner to Arnevut Resources.  The company commissioned a geologist to write a report from work done on the property, which indicated gold, silver and copper mineralization sufficient to warrant further geological mapping and geochemical sampling.   No NI 43-101 compliant samples have been taken.  All QA/QC protocols are defined by the Canadian Instrument 43-101 which the company has adopted and adheres to the same guidelines regarding its sample acquisition procedures.

At East Canyon the quartz monzonite intrusive appears to be a direct agent of change in the adjacent country rocks and there may in fact be a genetic relationship to mineralization within and around the border of the stock. It is apparent that there is a contact metamorphic halo around the stock that affects the sedimentary country rocks. Carbonate-rich rocks are metamorphosed to marble as outlined in the northern part of the property in DSd and Ogc Formations. Only a few anomalous gold and silver values are noted in the intrusive close to the Ordovician Formation, Ogs. Contact mineralization may exist in the border areas of the intrusives.

Geochemical and Geophysical surveys were completed by Lexam Exploration and a Geological report was completed by Hassan Alief.

It is recommended by management that Strategic Mining Corporation undertake an exploration program to pursue the potential gold targets on and in the vicinity of the East Canyon property in Elko County, Nevada and Box Elder County Utah. These targets include zones of higher grade mineralization encountered in geochemical sampling to date, new conceptual targets premised on the recognition that mineralization at East Canyon is related in time and space to a quartz monzonite intrusion. The following activities are deemed to be essential components of this program:

1.    Multi-element analytical data available from surface rock chip and soil geochemical survey should be carefully studied to detect metal endowments and zoning trends. These data should be coordinated and integrated and taken up to the next derivative. In particular, ratio maps of various metal combinations should be constructed to help show metal distribution and zoning patterns, as  well as patterns of hydrothermal alteration. This will be important in defining exploration targets.

2.    Obtain geophysical data from previous owners and get professional reinterpretations of the same.

        The property is without known reserves and the proposed program is exploratory in nature.

Vietnam Property

CHÚC SƠN

6150 IV

NAT SON PROPERTY
HANOI
CHƯƠNG MỸ
XUÂN MAI
1 : 50 000
CHÚC SƠN 6150 IV

On (December 22, 2009, the Company entered into a binding letter of intent with Ba Dinh Minerals, JSC, which was signed on behalf of Ba Dinh by our CEO, Todd Sterck, before he was appointed as our CEO, whereby we agreed to purchase 51% of the assets associated with the Nat Son property in Vietnam for $320,000 in cash.  Upon closing, we will own an undivided 51% in the mining claims.   The Nat Son exploration property consists of mining claims on approximately 102 hectares of land in northern Vietnam, in a position approximately 50 km. southwest of Hanoi.  Exploration interest in the property is based on the presence of gold-silver bearing quartz-arsenopyrite veins which are exposed at surface and within rudimentary underground mine workings.  The veins are now known to extend well beyond the current property boundaries and have been examined and sampled over a strike length of 4.0 km.

The Nat Son property is located 50 Km SW of Hanoi and is accessible by road.  The company holds a 51% majority of the mineral rights by virtue of a Joint Venture with Ba Dinh Minerals JSC. The retention of mineral rights is conditioned upon the company to putting a best effort into developing the property.

To date the company and Ba Dinh Minerals JSC have built crew housing and a core shack.  The company also had a new road completed from Luong Son village to the property site. A 43-101 was prepared by Hassan Alief and a geochemical report was completed by Bob Marvin.  To date there have been no subsurface improvements and no equipment is on site.

There is no equipment on site. A new road was installed October 2009. The two buildings on site are designed for employee housing and drill core storage.

The current exploration status of the Nat Son property is early exploration. The next phase will constitute a 13 hole core drilling program.  Total costs to date at $228,398.  Future costs are estimated at $1.6 million.

Water is available by artesian springs on the property and power will be by generator.  At this time there are no defined reserves on the property and is currently in an exploration status only.

The company’s agreement with Ba Dinh entitles us to a 51% joint venture with Ba Dinh Minerals.  Ba Dinh has  the right to mine for profit per license # 39/QD-UBND (dated June 9th, 2009) issued by the Peoples Committee of Hoa Binh Province, Vietnam. This license is valid for five years from the issue date and in renewable for an addition five years. The permitted area covers 40 square hectares in Nat Son Commune, Hoa Binh Province Vietnam.

The company has a 51% interest in the Nat Son property in Hoa Binh Province by means of a joint venture with Ba Dinh Minerals JSC.  Mineral rights were issued by the Peoples Committee of Hoa Binh Province to Ba Dinh Minerals JSC.  The Peoples Committee of Hoa Binh Province issued An Exploitation Permit to Ba Dinh Minerals JSC on June 9th, 2009 No.: 39/QÐ – UBND.  The property name is “Nat Son” Located in Nat Son Commune, Kim Boi District, Hoa Binh Province.  The company is responsible for all Exploration and Exploitation Costs. There are no annual fees or dues associated with the Nat Son Property.  The total land area of the Nat Son Property is 103 hectares with 40 hectares approved for exploitation.

A geological report pursuant to the Canadian standard N1 43-101 was prepared on the property in September 2009, and in December 2009, a further report was issued based on two weeks of detailed field work. As a result of the field work, the company’s commissioned geologists recommended a detailed drill program to test the subsurface potential of the property.

The report concluded that the Nat Son property is centered on a 2 to 3 square kilometer area of strong to intense sericite-kaolinite-quartz-anhydrite alteration of Triassic age clastic and volcanic rocks.  Strongly gold mineralized, arsenopyrite rich, quartz veins occur within in this envelope.  The veins, mineralization and alteration appear to be focused around a series of strongly altered, andesite porphyry intrusions Mineralized veins on the Nat Son property occur in two distinct sets; an apparently dominate ENE set and a secondary N-S set.

The author preparing the NI 43-101 collected 14 samples. The samples were in his position at all times. Thirteen samples were taken to the office of DHL in Hanoi, directly, and shipped to ALS Chemex in Vancouver, BC, Canada. The samples were analyzed for 33 element spec and gold. The chain of custody meets the requirements necessary for NI 43-101 technical report purposes. One sample collected from the old operations next to the adit number two consisted of pulverized material. DHL did not accept the sample because it could not ship the pulverized material out of Vietnam. That sample was taken by Todd Sterck to Arlington, Washington, and shipped to ALS Chemex from there. The result of chemical analysis for this sample is shown in the table listing all other analyses with a caveat that the chain of custody cannot be verified.   All QA/QC protocols are defined by the Canadian Instrument 43-101 which the company has adopted and adheres to the same guidelines regarding its sample acquisition procedures.

The drilling will be the first depth testing of the ore bearing veins at Nat Son.  The results of the planned drilling will provide critical data that will enable a rough resource calculation to be made and provide the basis for further, more detailed exploration of the property.

It is recommended by management that the company undertake an exploration program to pursue the gold, lead and zinc targets on and in the vicinity of the old workings. These targets include zones of higher grade mineralization encountered in old adits to date, new conceptual targets  premised on the recognition that the mineralization are related in time and space to faults in limestone. The following activities are deemed to be essential components of this program:

1.	Clean up and make old adits, drifts and winzes safe for inspection, mapping and sampling.
2.	Map and sample the drifts.
3.	Send samples to ALS Lab for analysis, making sure of sample integrity and chain of custody.
4.	Although surface outcrops are very few, making use of satellite imagery to put together a structural picture of the area along with lithology is recommended.
5.	Because of paucity of outcrops in the property the author suggest a geophysical exploration program to outline the underlying structures and possible mineralized areas.
6.	The geology of the property needs to be mapped using a GPS system with detailed notes describing lithologies, mineralization, alteration, and structural and stratigraphic details.

The property is without known reserves and the proposed program is exploratory in nature.

Employees

We currently employ three management level employees.  The Company may require additional employees in the future. There is intense competition for capable, experienced personnel and there is no assurance the Company will be able to obtain new qualified employees when required.

The Company believes its relations with its employees are good.

Patents

The Company holds no patents for any products

Government Regulation

Our activities will be subject to various federal, state, foreign and local laws and regulations governing prospecting, exploration, production, labor standards, occupational health and mine safety, control of toxic substances, and other matters involving environmental protection and taxation.  It is possible that future changes in these laws or regulations could have a significant impact on our business, causing those activities to be economically re-evaluated at that time.

Environmental Risks

Minerals exploration and mining are subject to potential risks and liabilities associated with pollution of the environment and the disposal of waste products occurring as a result of mineral exploration and production. Insurance against environmental risks, including potential liability for pollution or other hazards as a result of the disposal of waste products occurring from exploration and production, is not generally available to us (or to other companies in the minerals industry) at a reasonable price. To the extent that we may become subject to environmental liabilities, the remediation of any such liabilities would reduce funds otherwise available to us and could have a material adverse effect on our financial condition. Laws and regulations intended to ensure the protection of the environment are constantly changing, and are generally becoming more restrictive.

Competition

There is aggressive competition within the minerals industry to discover, acquire and mine mineral properties considered to have commercial potential.   In addition, we compete with others in efforts to obtain financing to acquire and explore mineral properties.

The company competes in Guinea with other more established gold mining companies in the area, such as Cassidy Gold Corporation, and AngloGold Ashanti.

Item 1A.  RISK FACTORS

We are subject to various risks which may materially harm our business, financial condition and results of operations. You should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

Because Most of Our Operations Will Be Located Outside the U.S., U.S. Investors May Experience Difficulties In Attempting To Enforce Judgments Based Upon U.S. Federal Securities Laws.  U.S. Laws and/or Judgments Might Not Be Enforced Against Us In Foreign Jurisdictions.

Most of our operations and assets will be located outside of the United States.  As a result, it may be difficult or impossible for U.S. investors to enforce judgments of U.S. courts for civil liabilities against us or against any of our individual directors or officers.   In addition, U. S. investors should not assume that courts in the countries in which our operations or assets are located (i) would enforce judgments of U.S. courts obtained in actions against us  based upon the civil liability provisions of applicable U.S. federal and state securities laws or (ii) would enforce, in original actions, liabilities against us based upon these laws.

Mining activities involve a high degree of risk.

Our operations on our properties will be subject to all the hazards and risks normally encountered in the mining deposits of gold.  These hazards and risks include, without limitation, unusual and unexpected geologic formations, seismic activity, rock bursts, pit-wall failures, cave-ins, flooding and other conditions involved in the drilling and removal of material, any of which could result in damage to, or destruction of, mines and other producing facilities, damage to life or property, environmental damage and legal liability.  Milling operations, if any, are subject to various hazards, including, without limitation, equipment failure and failure of retaining dams around tailings disposal areas, which may result in environmental pollution and legal liability.

The parameters that would be used at our properties in estimating possible mining and processing efficiencies would be based on the testing and experience our management has acquired in operations elsewhere. Various unforeseen conditions can occur that may materially affect estimates based on those parameters. In particular, past mining operations indicate that care must be taken to ensure that proper mineral grade control is employed and that proper steps are taken to ensure that the underground mining operations are executed as planned to avoid mine grade dilution, resulting in uneconomic material being fed to the mill. Other unforeseen and uncontrollable difficulties may occur in planned operations at our properties which could lead to failure of the operation.

If we make a decision to exploit either of our properties based on gold mineralization that may be discovered and proven, we plan to process the resource using technology that has been demonstrated to be commercially effective at other geologically similar gold deposits elsewhere in the world.  These techniques may not be as efficient or economical as we project, and we may never achieve profitability.

We may be adversely affected by fluctuations in gold prices.

The value and price of our securities, our financial results, and our exploration activities may be significantly adversely affected by declines in the price of gold and other precious metals.  Gold prices fluctuate widely and are affected by numerous factors beyond our control such as interest rates, exchange rates, inflation or deflation, fluctuation in the relative value of the United States dollar against foreign currencies on the world market, global and regional supply and demand for gold, and the political and economic conditions of gold producing countries throughout the world. The price for gold fluctuates in response to many factors beyond anyone’s ability to predict. The prices that would be used in making any resource estimates at our properties would be disclosed and would probably differ from daily prices quoted in the news media. Percentage changes in the price of gold cannot be directly related to any estimated resource quantities at any of our properties, as they are affected by a number of additional factors. For example, a ten percent change in the price of gold may have little impact on any estimated resource quantities and would affect only the resultant cash flow.  Because any future mining would occur over a number of years, it may be prudent to continue mining for some periods during which cash flows are temporarily negative for a variety of reasons, including a belief that a low price of gold is temporary and/or that a greater expense would be incurred in temporarily or permanently closing a mine there.

Mineralized material calculations and life-of-mine plans, if any, using significantly lower gold and precious metal prices could result in material write-downs of our investments in mining properties and increased reclamation and closure charges.

In addition to adversely affecting any of our mineralized material estimates and its financial aspects, declining metal prices may impact our operations by requiring a reassessment of the commercial feasibility of a particular project.  Such a reassessment may be the result of a management decision related to a particular event, such as a cave-in of a mine tunnel or open pit wall.  Even if any of our projects may ultimately be determined to be economically viable, the need to conduct such a reassessment may cause substantial delays in establishing operations or may interrupt on-going operations, if any, until the reassessment can be completed.

Estimates of mineralized material are subject to evaluation uncertainties that could result in project failure.

Our exploration and future mining operations, if any, are and would be faced with risks associated with being able to accurately predict the quantity and quality of mineralized material within the earth using statistical sampling techniques.  Estimates of any mineralized material on any of our properties would be made using samples obtained from appropriately placed trenches, test pits and underground workings and intelligently designed drilling.  There is an inherent variability of assays between check and duplicate samples taken adjacent to each other and between sampling points that cannot be reasonably eliminated.

 Additionally, there also may be unknown geologic details that have not been identified or correctly appreciated at the current level of accumulated knowledge about our properties. This could result in uncertainties that cannot be reasonably eliminated from the process of estimating mineralized material. If these estimates were to prove to be unreliable, we could implement an exploitation plan that may not lead to commercially viable operations in the future.

Future legislation and administrative changes to the Vietnamese and Guinean mining laws could prevent us from exploring our properties.

Vietnamese and Guinean laws and regulations, amendments to existing laws and regulations, administrative interpretation of existing laws and regulations, or more stringent enforcement of existing laws and regulations, could have a material adverse impact on our ability to conduct exploration and mining activities.   Any change in the regulatory structure making it more expensive to engage in mining activities could cause us to cease operations.

We are a relatively young company with limited operating history

Since we are a young company, it is difficult to evaluate our business and prospects. At this stage of our business operations, even with our good faith efforts, potential investors have a high probability of losing their investment. Our future operating results will depend on many factors, including the ability to generate sustained and increased demand and acceptance of our products, the level of our competition, and our ability to attract and maintain key management and employees. While management believes their estimates of projected occurrences and events are within the timetable of their business plan, there can be no guarantees or assurances that the results anticipated will occur.

We may require additional funds to operate in accordance with our business plan.

We may not be able to obtain additional funds that we may require. We do not presently have adequate cash from operations or financing activities to meet our long-term needs.  If unanticipated expenses, problems, and unforeseen business difficulties occur, which result in material delays, we will not be able to operate within our budget. If we do not achieve our internally projected sales revenues and earnings, we will not be able to operate within our budget. If we do not operate within our budget, we will require additional funds to continue our business. If we are unsuccessful in obtaining those funds, we cannot assure you of our ability to generate positive returns to the Company. Further, we may not be able to obtain the additional funds that we require on terms acceptable to us, if at all. We do not currently have any established third-party bank credit arrangements. If the additional funds that we may require are not available to us, we may be required to curtail significantly or to eliminate some or all of our development, manufacturing, or sales and marketing programs.

If we need additional funds, we may seek to obtain them primarily through equity or debt financings. Such additional financing, if available on terms and schedules acceptable to us, if available at all, could result in dilution to our current stockholders and to you. We may also attempt to obtain funds through arrangement with corporate partners or others. Those types of arrangements may require us to relinquish certain rights to our intellectual property or resulting products.

Our Auditor has raised substantial doubt about our ability to continue as a going concern

The report of our independent auditor regarding our audited financial statements for the period ended December 31, 2009 indicates that there are a number of factors that raise substantial doubt about our ability to continue as a going concern. Such factors identified in the report are that we have an accumulated deficit since inception of ($987,632) and have no revenues. Our future is dependent upon our ability to obtain financing and upon successful exploration and future development and productions stages on the patented and unpatented mining claims. This is a significant risk to investors who purchase shares of our common stock because there is an increased risk that we may not be able to generate and/or raise enough capital to remain operational for an indefinite period of time.

Potential investors should also be aware of the difficulties normally encountered in the exploration stage of mining companies and the high rate of failure of such enterprises. Our auditor's concern may inhibit our ability to raise financing because we may not remain operational for an indefinite period of time resulting in potential investors failing to receive any return on their investment. Persons who cannot afford to lose their entire investment should not invest in this offering.

We compete with larger, better capitalized competitors in the mining industry.

The mining industry is acutely competitive in all of its phases. We face strong competition from other mining companies in connection with the acquisition of exploration-stage properties, or properties capable of producing precious metals.  Many of these companies have greater financial resources, operational experience and technical capabilities than us. As a result of this competition, we may be unable to maintain or acquire attractive mining properties on terms it considers acceptable or at all. Consequently, our revenues, operations and financial condition and possible future revenues could be materially adversely affected by actions by our competitors.

Risks Relating to Our Common Stock

We do not expect to pay dividends for the foreseeable future.

For the foreseeable future, it is anticipated that earnings, if any, that may be generated from our operations will be used to finance our operations and that cash dividends will not be paid to holders of our common stock.

We expect to be subject to SEC regulations and changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and other trading market rules, are creating uncertainty for public companies.

We are committed to maintaining high standards of corporate governance and public disclosure. As a result, we intend to invest appropriate resources to comply with evolving standards, and this investment may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

Our common stock is traded on the Pink Sheets, is illiquid and subject to price volatility unrelated to our operations.

Our shares of common stock are currently traded on the OTC Pinksheets.  Many institutional investors have investment policies which prohibit them from trading in stocks on the OTC Pinksheets.  As a result, stock quoted on the Pinksheets generally have limited trading volume and exhibit a wide spread between the bid/ask quotations than stock traded on national exchanges.

In addition, the stock market is subject to extreme price and volume fluctuations.  The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, our quarterly operating results, operating results of our competitors, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or us.  Certain of these factors can have a significant effect on the market price for our stock for reasons that are unrelated to our operating performance.

Our common stock is subject to penny stock rules.

Our common stock is subject to Rule 15g-1 through 15g-9 under the Exchange Act, which imposes certain sales practice requirements on broker-dealers which sell our common stock to persons other than established customers and “accredited investors” (generally, individuals with net worth's in excess of $1,000,000 or annual incomes exceeding $200,000 (or $300,000 together with their spouses).  For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale.  This rule adversely affects the ability of broker-dealers to sell our common stock and the ability of our stockholders to sell their shares of common stock.

Additionally, our common stock is subject to the SEC regulations for “penny stock.”  Penny stock includes any equity security that is not listed on a national exchange and has a market price of less than $5.00 per share, subject to certain exceptions.  The regulations require that prior to any non-exempt buy/sell transaction in a penny stock, a disclosure schedule set forth by the SEC relating to the penny stock market must be delivered to the purchaser of such penny stock.  This disclosure must include the amount of commissions payable to both the broker-dealer and the registered representative and current price quotations for the common stock.  The regulations also require that monthly statements be sent to holders of penny stock that disclose recent price information for the penny stock and information of the limited market for penny stocks.  These requirements adversely affect the market liquidity of our common stock.

Issuance of additional securities.

Our Board of Directors has authority to issue additional shares of common stock or other securities without the consent or vote of our stockholders. The issuance of additional shares, whether in respect of a transaction involving a business opportunity or otherwise, may have the effect of further diluting the proportionate equity interest and voting power of our stockholders. In the event of such future acquisitions, we could issue equity securities which would dilute current stockholders' percentage ownership, incur substantial debt or assume contingent liabilities. Such actions by the Board of Directors could materially adversely affect our operating results and/or the value of our common stock.

Item 2.  FINANCIAL INFORMATION

PLAN OF OPERATIONS

Our current plan of operations is to complete further exploration, drilling and mapping on our various properties, as follows:

Guinea, West Africa

The geologist’s report on the Siguiri exploration permit recommended a two stage program of further exploration.  The proposed plan for the first stage entails completion of a 3 month program of termite mound sampling, geological mapping, and geophysical and geochemical surveys budgeted at $630,000.  The second stage entails a 12 month program of reverse circulation drilling sampling in areas showing positive assays, totaling $1.2M.  It is anticipated that the first stage will commence in the first half of 2011, and the second will continue for a 15 to 18 month duration to be completed in 2012. During the three month rainy season, no work will be performed.

East Canyon, Utah/Nevada

The geologist`s report on the East Canyon property recommended an initial 3 month program of sample collection and testing, geological mapping and geophysical and geochemical surveys budgeted at $400,000.  This work is planned to begin and to be completed during the second half of 2011. After the results are analyzed and deemed positive, a 12 month drilling program would be initiated.

Nat Son, Vietnam

The geologist’s report on the Nat Son property recommended a detailed drill program to test the subsurface potential of the property.  The recommended work program will include geological mapping, geochemical and geophysical surveys and a drilling program spanning 12 months budgeted at $1.6 million. The program will commence in the winter of 2011. Given positive test results, a further drilling program would be initiated that would require another 12 months. There will be a work stoppage during the 2 month rainy season.

The Plan of Operation in terms of amount of work undertaken, and timing of the work, is dependent upon the successful raising of equity capital to fund the projects.  Should the capital be available, it is anticipated that the recommended work programs outlined will take between two to three years to accomplish.

During the next twelve months, the Company plans to satisfy its cash requirements by additional equity financing. The Company has no current material commitments. The Company intends to undertake private placements of its common stock in order to raise future development and operating capital. The Company depends upon capital to be derived from future financing activities such as subsequent offerings of its stock. There can be no assurance that the Company will be successful in raising the capital it requires through the sale of its common stock.

The Company does not contemplate additional product research and development, but it does anticipate additional exploration and development costs on its properties. The Company anticipates and increase in labor force to explore and develop its properties which will be sought from outside contract labor.

The Company has no off balance sheet arrangements that have or are reasonably likely to have a current or future effect on the Company’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Item 3.  PROPERTIES

Guinea, West Africa

The Siguiri exploration permit comprises 103 square kilometers, approximately 492 kilometers north east of the of Conakry, the capital of the country, near the city of Siguiri.  The permit area is centered on 11 degrees 16 minutes 20 seconds north, 9 degrees, 36 minutes 20 seconds west in the Prefecture of Siguiri in north central Guinea.  Siguiri is the second largest city in Guinea and is the supply center for the mining industry in northern Guinea.

East Canyon Property

The East Canyon property is located in on the northern border of Nevada and Utah in Eastern Nevada (Elko County) and Western Utah (Elder County).  The current owner of the claims, Arnevut Resources, has signed a farmout agreement with the company, conveying an option to the company to acquire a 75% working interest in the property,   Geological mapping and the collection of 98 rock samples was done on the property by Lexam Corporation, the prior owner to Arnevut Resources.

Vietnam Property

The Nat Son exploration property is located in northern Vietnam in a position approximately 50km. southwest of Hanoi.  Exploration interest in the property is based on the presence of gold-silver bearing quartz-arsenopyrite veins which are exposed at surface and within rudimentary underground mine workings.  The veins are now known to extend well beyond the current property boundaries and have been examined and sampled over a strike length of 4.0 km.

Item 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents certain information regarding beneficial ownership of the Company’s Common stock and Preferred stock as of September 30, 2010, by (I) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of Common stock, (ii) each director of Strategic Mining Corporation, (iii) each Named Executive Officer and (iv) all directors and executive officers as a group. Unless otherwise indicated, each person in the table has sole voting and investment power as to the shares shown.

Name and Address	Number of Shares	Percentage Owned	Total Voting Power

Todd Sterck 18309 114th Pl NE Granite Falls, Washington 98252	0	0%	0%

James Spencer Stewart R.R. #2 Baltimore, ONT, Canada	0	0%	0%

Gold River of Africa Corp. (1) BP 4506 Conakry, Republic de Guinea	10,800,000	10.8% of common stock	3.5%

Ian D. Lambert, 1170-36 Toronto Street, Toronto, ON, Canada	0	0%	0%

Peter Sadlocha* 4 Village Gate Williamsville, NY 14221	4,694,731 Series A Preferred stock	19% of Series A Preferred	15.3%

AGMC Ltd.*(1) BP 50458 Conakry, Guinea	5,881,459 Series A Preferred stock	23.8% of Series A Preferred	19.2%

Amadou Mara BP 50458 Conakry, Guinea	10,800,000 common stock 5,881,459 Series A Preferred stock	10.8% of common and 23.8% of Series A Preferred	30%
Debbie Dise* 219 Power Lane Tahlequah,OK 74464	4,558,551 shares Series A Preferred stock	18.5% Series A Preferred	14.9%

Joan Gamler* 13801 US Highway 1 Juno Beach, FL 33048	4,000,000 shares Series A Preferred stock	16.2% Series A Preferred	13.1%

Tracy Hatheway* 23 Northern Lane Quinte W, Ontario Canada K8V 686 Atlantic Gold Mining 356 Golfview Road N.Palm Beach,FL 33408	4,000,000 shares Series A Preferred stock 1,500,000 shares Series A Preferred stock	16.2% Series A Preferred 6.1% Series A Preferred	13.1% 4.9%
Officers and Directors as a Group	0	0%	70.9%

*These shareholders hold shares of Series A preferred stock.  Holders of Series A Preferred Stock have super voting rights equivalent to 10 shares of common stock for every share of Series A Preferred.  Each share of Series A Preferred Stock is convertible to one share of Company common stock.  As of September 30, 2010, there were 24,634,741 shares of Series A Preferred Stock outstanding, held by 5 shareholders of record.

(1)  Amadou Mara controls the voting and dispositive rights over the shares owned by Gold River of Africa Corp. and        AGMC Ltd.

Item 5. DIRECTORS AND EXECUTIVE OFFICERS

The members of the Board of Directors of the Company serve until the next annual meeting of stockholders, or until their successors have been elected.  The officers serve at the pleasure of the Board of Directors.

The current executive officers, key employees and directors of the Company are as follows:

Name	Age	Position
Todd Sterck	42	President, Director
James Spencer Stewart	78	Director
Ian D. Lambert	64	Secretary, Director

Todd Sterck.  Mr. Sterck has been president and director of the Company since February 4, 2010.  From 2009 to the July 22, 2010, he served as Director of Exploration of Ba Dinh Minerals, JSC.  From 2007 to the present, he has been the president of his own consulting firm, TK Consulting, Inc.  From 2004 through 2007 he served as the president of Rampart Resources, Inc., a junior uranium exploration company.  Mr. Sterck spends approximately 35% of his professional time on Company business.

James Spencer Stewart.  Mr. Stewart has been director of the Company since January 8, 2007.  For the past five years he has been self employed as an independent consultant.  He holds an LLB degree in law from Dalhousie University, Canada, in 1953.  Mr. Stewart spends approximately 10% of his professional time on Company business.

Ian D. Lambert.  Mr. Lambert has been secretary and director of the Company since March 15, 2010.  He also serves as President/Director, Trade Winds Ventures Inc., a mineral exploration company, from April 1990 to present; Director, North Sea Energy Inc., an oil and gas production company, from Sept. 2007 to present; and Director, Sunorca Development Corp., a company engaged in energy, oil and gas exploration, from December, 2000 to present. He holds a Bachelor of Commerce degree in Quantitative Analysis and Computer Science from the University of Saskatchewan.  Mr. Lambert spends approximately 10% of his professional time on Company business.

Item 6.  EXECUTIVE COMPENSATION

The following table provides information as to cash compensation of all officers of the Company, for the years ended December 31, 2009 and 2008.

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation Earnings	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
	2009	$0	$0	$0	$0	$0	$0	$0
Todd Sterck President(1)	2008	$0	$0	$0	$0	$0	$0	$0

Gary Cripps, President (1)	2009 2008	$0 $0	$0 $0	$0 $0	$0 $0	$0 $0	$0 $0	$0 $0

Ian D. Lambert, Secretary	2009 2008	$0 $0	$0 $0	$0 $0	$0 $0	$0 $0	$0 $0	$0 $0

(1)

Gary Cripps served as an officer only for 2009.  Todd Sterck was appointed in 2010.

The following table provides information concerning the compensation of the directors of the Company for the year ended December 31, 2009:

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
James Spencer Stewart	$0	$0	$0	$0	$0	$0	$0

Todd Sterck	$0	$0	$0	$0	$0	$0	$0

Ian D. Lambert	$0	$0	$0	$0	$0	$0	$0

EMPLOYMENT AGREEMENTS

The Company has not entered into any employment agreements with any of its employees, and employment   arrangements are all at the discretion of the Company’s board of directors.

Item 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On December 22, 2009, the Company entered into a binding letter of intent with Ba Dinh Minerals, JSC, to acquire a 51% interest in the Nat Son property.  Subsequently, Todd Sterck, the president of Ba Dinh became our CEO.  Prior to the letter of intent, Mr. Sterck had no interest or affiliation with the Company.  The purchase price for the 51% interest was $320,000, payable in cash on the closing date, which was on or before January 30, 2010.   Effective February 10, 2010, the Company and Ba Dinh Minerals, JSC, amended the binding letter of intent. The amended agreement revised the purchase price for 51% interest to $340,000, payable in cash on the closing date, April 30, 2010, or any reasonable time thereafter so long as progress is being made. On November 16, 2010, the Company issued its final payment to close the deal with Ba Dinh Minerals, JSC.

Item 8.  LEGAL PROCEEDINGS

There are no pending legal proceedings to which the Company is a party or to which the property interests of the Company is subject.

Item 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED SHAREHOLDER

              MATTERS

Our common stock trades publicly on the Pink OTC Markets (pink sheets) under the symbol

“SMNG”.  The pink sheets is a quotation service that displays real-time quotes, last-sale prices and volume information in over-the-counter equity securities. The pinks sheets securities are traded by a community of market makers who enter quotes and trade reports. This market is extremely limited and any prices quoted may not be a reliable indication of the value of our common stock.

The following table sets forth the high and low bid prices per share of our common stock for the periods indicated as reported on the pink sheets.

	High	Low
FISCAL YEAR ENDED DECEMBER 31, 2009
Fourth Quarter	$ .27	$ .02
Third Quarter	.10	.0001
Second Quarter	.10	.001
First Quarter	.10	.01

FISCAL YEAR 2010

Third Quarter	.09	.02
Second Quarter	.20	.03
First Quarter	.34	.14

*The Company’s common stock was not quoted during the fiscal year 2008

The quotes represent inter-dealer prices, without adjustment for retail mark-up, mark-down or commission and may not necessarily represent actual transactions. The trading volume of our securities fluctuates and may be limited during certain periods. As a result of these volume fluctuations, the liquidity of an investment in our securities may be adversely affected.

Dividends

The Company has not paid any cash dividends since its inception and does not contemplate paying any in the foreseeable future. It is anticipated that earnings, if any, will be retained for the operation of the Company's business.

Penny Stock Status

The Company’s common stock is a "penny stock," as the term is defined by Rule 3a51-1 of the Securities Exchange Act of 1934. This makes it subject to reporting, disclosure and other rules imposed on broker-dealers by the Securities and Exchange Commission requiring brokers and dealers to do the following in connection with transactions in penny stocks:

1.   Prior to the transaction, to approve the person's account for transactions in penny stocks by obtaining information from the person regarding his or her financial situation, investment experience and objectives, to reasonably determine based on that information that transactions in penny stocks are suitable for the person, and that the person has sufficient knowledge and experience in financial matters that the person or his or her independent advisor reasonably may be expected to be capable of evaluating the risks of transactions in penny stocks. In addition, the broker or dealer must deliver to the person a written statement setting forth the basis for the determination and advising in highlighted format that it is unlawful for the broker or dealer to effect a transaction in a penny stock unless the broker or dealer has received, prior to the transaction, a written agreement from the person. Further, the broker or dealer must receive a manually signed and dated written agreement from the person in order to effectuate any transactions is a penny stock.

2.   Prior to the transaction, the broker or dealer must disclose to the customer the inside bid quotation for the penny stock and, if there is no inside bid quotation or inside offer quotation, he or she must disclose the offer price for the security transacted for a customer on a principal basis unless exempt from doing so under the rules.

3.

Prior to the transaction, the broker or dealer must disclose the aggregate amount of compensation received or to be received by the broker or dealer in connection with the transaction, and the aggregate amount of cash compensation received or to be received by any associated person of the broker dealer, other than a person whose function in solely clerical or ministerial.

4.

The broker or dealer who has effected sales of penny stock to a customer, unless exempted by the rules, is required to send to the customer a written statement containing the identity and number of shares or units of each such security and the estimated market value of the security. The imposition of these reporting and disclosure requirements on a broker or dealer make it unlawful for the broker or dealer to effect transactions in penny stocks on behalf of customers. Brokers or dealers may be discouraged from dealing in penny stocks, due to the additional time, responsibility involved, and, as a result, this may have a deleterious effect on the market for the company's stock.

TRANSFER AGENT, WARRANT AGENT AND REGISTRAR

The transfer agent, warrant agent and registrar for the Common Stock is Island Stock Transfer, of St. Petersburg, Florida.

Item 10. RECENT SALES OF UNREGISTERED SECURITIES

The following securities were issued by Strategic Mining Corporation within the past three years and were not registered under the Securities Act:

On January 12, 2010 250,000 shares of common stock were issued to Phong Hai Ha to satisfy a debt for $50,000, pursuant to Section 4(2) of the Securities Act of 1933.  The price was determined by the Board of Directors and no underwriters were used in the transaction.

On January 12, 2010, 30,000 shares of common stock were issued to Arnevut Resources for $10,000 owed on the East Canyon property, pursuant to Section 4(2) of the Securities Act of 1933.  The price was determined by the Board of Directors and no underwriters were used in the transaction.

On March 11, 2010, 625,000 shares of common stock were issued to non-affiliate Librion Holdings Inc., in exchange for $96,000 cash, pursuant to Section 4(2) of the Securities Act of 1933.  The price was determined by the Board of Directors, and no underwriters were used in the transaction.

On April 17, 2010, 1,000,000 common shares were issued to non-affiliate Librion Holdings, Inc., in exchange for $145,000 cash, pursuant to Section 4(2) of the Securities Act of 1933.  The price was determined by the Board of Directors and no underwriters were used in the transaction.

On April 17, 2010, 24,634,741 shares of Series A Preferred Stock was issued to five non-affiliate investors, in discharge of debt owed to the Company, pursuant to Section 4(2) of the Securities Act of 1933.  The price was determined by the Board of Directors and no underwriters were used in the transaction.

On July 21, 2010, 2,651,523 common shares were issued to non-affiliate Tu Tam Ngugen in exchange for $72,784.31 cash, pursuant to Section 4(2) of the Securities Act of 1933. The price was determined by the Board of Directors and no underwriters were used in the transaction.

On July 26, 2010, 231,023 common shares were issued to Douglas Sterck in exchange for $7,000 cash, pursuant to Section 4(2) of the Securities Act of 1933. The price was determined by the Board of Directors and no underwriters were used in the transaction.

Item 11.  DESCRIPTION OF SECURITIES TO BE REGISTERED

Preferred Stock

Holders of Series A Preferred Stock have super voting rights equivalent to 10 shares of common stock for every share of Series A Preferred.  Each share of Series A Preferred Stock is convertible to one share of Company common stock.  As of September 30, 2010, there were 24,634,741 shares of Series A Preferred Stock outstanding, held by 6 shareholders of record.

Common Stock

Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, including the election of directors.

Holders of common stock do not have subscription, redemption or conversion rights, nor do they have any preemptive rights.

Holders of common stock do not have cumulative voting rights,which means that the holders of more than half of all voting rights with respect to common stock can elect all of the board of directors. The Board of directors is empowered to fill any vacancies on the Board of directors created by resignations, provided that it complies with quorum requirements.

Holders of common stock will be entitled to receive such dividends, if any, as may be declared from time to time by the Board of directors out of funds legally available therefore, and will be entitled to receive, pro rata, all assets of the Company available for distribution to such holders upon liquidation.

As of September 30, 2010, there were 104,402,139 shares of common stock outstanding.  As of that date, there were 1758 shareholders of record.

Item 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Wyoming Statutes provide that the Company may provide in its articles of incorporation, by laws or by agreement, to indemnify the Company's officers and directors and affects their liability in that capacity, for any and all costs incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

The indemnification and advancement of expenses authorized in or ordered by a court pursuant to the statute:

(a) Does not exclude  any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

(b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

ARTICLES OF INCORPORATION AND BY-LAWS

Neither the Company's Articles of Incorporation nor the By-laws provide indemnification for officers and directors from any and all liabilities and expenses imposed upon them in connection with any action, suit or other proceeding.

It is the position of the Securities and Exchange Commission that the indemnification of officers and directors is against public policy.

Item 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

This information appears under Item 15 and is incorporated by reference herein.

Item 14.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL

                  DISCLOSURE

None

Item 15. FINANCIAL STATEMENTS AND EXHIBITS

(a)

The following financial statements are filed as part of this Registration statement:

Report of Independent Registered Certified Public Accountant for the years ended December 31, 2009, 2008

Financial Statements

Balance Sheets

Statements of Operations

Statement of Changes in Stockholders’ Equity (deficit)

Statements of Cash Flows

Notes to Financial Statements

  (b)

The following exhibits are filed as part of this Registration Statement:

EXHIBIT NUMBER	DESCRIPTION	INCORPORATION BY REFERENCE

3.1	Articles of Incorporation	Filed as Exhibit 3.1 on Form 10 filed April 30, 2010
3.4	By-Laws	Filed as Exhibit 5.1 on Form 10 filed April 30, 2010
4.1	Form of Common stock Certificate	Filed as Exhibit 4.1 on Form 10 filed April 30, 2010
10.2	Option Agreement between Arnevut Resources, Inc. and Strategic Mining Corp. Part I	Filed as Exhibit 10.2 on Form 10 filed April 30, 2010
10.3	Option Agreement between Arnevut Resources, Inc. and Strategic Mining Corp. Part II	Filed as Exhibit 10.3on Form 10 filed April 30, 2010
10.4	Agreement between Gold River Africa Corporation and Gold Coast Mining Corp.	Filed as Exhibit 10.4on Form 10 filed April 30, 2010
10.6	Binding Letter of Intent between Bah Din Mineral Company Limited and Strategic Mining Corporation	Filed as Exhibit 10.6on Form 10 filed April 30, 2010

10.7	English Translation of Agreement Between Gold River Africa Corp. and Gold Coast Mining Corp.	Filed as Exhibit 10.7 on Form 10/A filed August 9, 2010

99.1	Amendment Agreement To Binding Letter of Intent	Filed Concurrently herewith
23.1	Consent of Independent Accountant	Filed as Exhibit 23.1 on Form 10/A filed August 9, 2010

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Strategic Mining Corporation Registrant

Date: January 21, 2011	By: Todd Sterck
/s/ Todd Sterck President and Director

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Strategic Mining Corporation

(formerly known as Gold Coast Mining Corp.)

Toronto, Ontario Canada

We have audited the accompanying balance sheets of Strategic Mining Corporation (formerly known as Gold Coast Mining Corp.) as of December 31, 2009 and 2008, and the related statements of operations, changes in shareholders’ equity (deficit) and cash flows for each of the years in the two-year period ended December 31, 2009 and for the period from the date of inception through December 31, 2009. Strategic Mining Corporation’s (formerly known as Gold Coast Mining Corp.) management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Strategic Mining Corporation (formerly known as Gold Coast Mining Corp.) as of December 31, 2009 and 2008, and the results of its operations and its cash flows for each of the years in the  two-year period ended December 31, 2009 and for the period from the inception date to December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company's significant operating losses raise substantial doubt about its ability to continue as going concern.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note L to the financial statements, the Company restated to include more detailed disclosure of property and to revise loans payable classification.

___________________________

EFP Rotenberg, LLP

Rochester, New York

April 23, 2010, except for Note L,

as to which the date is August 4, 2010

STRATEGIC MINING CORPORATION
(An Exploration Stage Company)
(Formerly Known as Gold Coast)
BALANCE SHEETS AS OF DECEMBER 31, 2009 AND 2008 (RESTATED)

	AS OF DECEMBER 31,
	2008	2009
ASSETS
CASH	-	$ 682
Total Current Assets	-	682

INFRASTRUCTURE DEVELOPMENT	5,932	5,932
TELECOM EQUIPMENT	13,125	13,125
EQUIPMENT	47,500	47,500
VEHICLE	30,625	30,625
PROPERTY	728,250	758,250
	825,432	855,432
TOTAL ASSETS	$ 825, 432	$ 856, 114

LIABILITIES
Current-Liabilities
ACCOUNTS PAYABLE	$ 245, 000	$ 498, 640

ACCRUED INTEREST	59,461	119,708

LOAN PAYABLE	288,117	494,549

TOTAL CURRENT LIABILITIES	592,578	1,112,897

SHAREHOLDERS' EQUITY (DEFICIT)
COMMON STOCK at 0.001 par value
400,000,000 shares authorized
99,614,611 shares issued and outstanding (Note 4)	99,615	99,615
ADDITIONAL PAID IN CAPITAL	631,234	631,234
DEFICIT ACCUMULATED DURING THE
EXPLORATION STAGE	(497,995)	(987,632)
TOTAL SHAREHOLDERS' EQUITY (DEFICIT)	232,854	(256,783)

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY (DEFICIT)	$ 825,432	$ 856,114

The accompanying notes are an integral part of these financial statements.

STRATEGIC MINING CORPORATION (An Exploration Stage Company) (Formerly Known as Gold Coast) STATEMENTS OF OPERATIONS (RESTATED) FROM INCEPTION (JANUARY 17, 2007) THROUGH DECEMBER 31, 2009
			Since Inception
			(January 17, 2007)
	For the years ended December 31,		through
	2008	2009	December 31, 2009

REVENUE	$ -	$ -	$ -

EXPENSES
CONSULTING FEES	120,350	123,465	356,064
ACCOUNTING	15,000	4,720	28,896
LEGAL COSTS	6,000	12,487	18,487
INTEREST	43,217	68,893	128,354
EXPLORATION COSTS	68,041	196,598	266,157
PERMITS	-	32,434	58,934
STATE TAX	8,000	12,815	29,315
INCORP/TAX	1,150	5,047	11,197
WAGES	15,800	33,178	90,228
	-	-
TOTAL EXPENSES	277,558	489,637	987,632

NET INCOME (LOSS)	$ (277,558)	$ (489 637)	$ (987 632)

Weighted average common shares
Basic and Diluted	99,614,611	99,614,611	99,614,611

EPS - Basic and Diluted	$ (0.00)	$ (0.00)	$ (0.01)

The accompanying notes are an integral part of these financial statements

STRATEGIC MINING CORPORATION
(An Exploration Stage Company)
(Formerly Known as Gold Coast)
STATEMENTS OF CASH FLOWS (RESTATED)
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008 AND FOR THE PERIOD
FROM INCPETION (JANUARY 17,2007) THROUGH DECEMBER 31, 2009			Since Inception
			(January 17, 2007)
			through
	For the years ended December 31, 2008 2009		December 31, 2009

Cash flows from operating activities
Net Income (Loss)	$ (277,558)	$ (489,637)	$ (987,632)
Non-cash adjustments:
Consulting expense of stock options	350	-	2,599
Adjustments to reconcile net income (loss) to
net cash used in operating activities:
Changes in accounts payable and accrued interest	178,217	313,887	600,348
Net cash from operating activities	(98,991)	(175,750)	(384,685)

Cash flows from investing activities:
Purchase of Infrastructure, Equipment and Vehicle	(26,500)	(30,000)	(109,182)
Net cash from investing activities	(26,500)	(30,000)	(109,182)

Cash flows from financing activities:
Proceeds from loans	125,491	206,432	494,549
Net cash from financing activities	125,491	206,432	494,549

Increase (Decrease) in Cash	-	682	682
Cash, beginning of period	-	-	-
Cash, end of period	$ -	$ 682	$ 682

Supplemental Information:
Income Tax Paid	$ -	$ -	$ -
Interest Paid	$ -	$ -	$ -

Non-Cash Investing and Financing Activities:
Issuing Common Shares for Mining Rights	$ -	$ -	$ 728,250

The accompanying notes are an integral part of these financial statements.

STRATEGIC MINING CORPORATION
(An Exploration Stage Company)
(Formerly Known as Gold Coast)
STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT) (RESTATED)
Since inception, January 17, 2007 through December 31, 2009

	Common Stock	Common Stock		Accumulated
	Shares	Amount	APIC	Deficit	Total
97.1 million common shares issued
at $0.0075 for mining rights on
January 17, 2007 (Inception date)	97,100,000	$ 97,100	$ 631,150	$ -	$ 728,250

Common stock issued
to acquire shell	2,514,611	2,515	(2,515)	-	(0)

Issuance of stock options on
January 17, 2007	-	-	2,249	-	2,249

Net Income (Loss) in 2007	-	-	-	(220,437)	(220,437)

Balance December 31, 2007	99,614,611	$ 99,615	$ 630,884	$ (220,437)	$ 510,062

Recognition of stock option expense	-	-	350	-	350

Net Income (Loss) in 2008	-	-	-	(277,558)	(277,558)

Balance, December 31, 2008	99,614,611	$ 99,615	$ 631 234	$ (497,995)	$ 232,854

Net Income (Loss) in 2009	-	-	-	(489,637)	(489 637)

Balance, December 31, 2009	99,614,611	$ 99,615	$ 631 234	$ (987,632)	$ (256,783)

The accompanying notes are an integral part of these financial statements

STRATEGIC MINING CORPORATION

(Formerly known as GOLD COAST MINING CORP.)

(An exploration stage company)

Notes to Financial Statements (As Restated)

As of December 31, 2009

Note A. The Company, Basis of Presentation and Continuance of Operations

Strategic Mining Corporation, formerly known as Gold Coast Mining Corporation (the “Company”) was originally incorporated in Delaware on August 24, 1995 as Infocenter Inc. On February 28, 2000, the company changed its name to Green Dolphin Systems Corporation and new corporate officers were appointed.  On January 10, 2006, the Board of Directors adopted a resolution authorizing the assignment of all the assets of Green Dolphin Systems Corporation to Penta Deltex, Ltd., a Canadian corp., in exchange for the forgiveness of $263,717 in debt owing to Nicholas Plessas and an additional $153,683 owing to Penta Deltex, and assumption by Penta Deltex of all obligations owed by Green Dolphin Systems Corporation to suppliers and on other accounts payable.  As the result of the above settlements of debts, Green Dolphin Systems Corporation effectively ceased operations on January 10, 2006 with the discontinued operations of its U.S. subsidiary.  On December 1, 2006, the Company changed its name to Gold Coast Mining Corporation and new corporate officers were appointed shortly after.

On January 17, 2007 Gold Coast Mining Corporation issued 97,100,000 shares of its common stock to unrelated parties in exchange for various mining rights.  The issuance of the 97,100,000 represented approximately 97.5% of the then outstanding shares.  The transaction resulted in a change in control of the entity.

The issuance of shares and change in control has been accounted for as a reverse acquisition followed by a recapitalization of the Company’s equity structure.  The stockholders obtaining control in the transaction are considered the accounting acquirer for financial reporting purposes.  Accordingly, the equity section of the financial statements have been presented displaying the recapitalization of shares held by the individuals obtaining control followed by the issuance of shares to the minority stockholders.

On November 13, 2009, the Company was reincorporated in the State of Wyoming. On November 23, 2009, the Company changed its name to Strategic Mining Corporation in the State of Wyoming.

Strategic Mining Corporation is engaged in the business of exploration and development of gold properties in Guinea, West Africa.  The Company has secured a renewable exploration and mining permit in the Republic of Guinea.  The permit issued pertains to a 103 square kilometer zone of gold anomalies located in Siguiri District of North East Guinea.  The Company has an option on a second property that covers a 50 square kilometer claim located in Dinguiraye District of North East Guinea in the valley of the Bafing River.

Strategic Mining has also entered into a binding agreement with Ba Dinh Mineral Company, a Vietnamese mineral exploration company based in Ho Chi Minh City, to purchase a 51% interest in the Nat Son property that covers 102 hectares. The company also secured an exploration and mining permit for the property located in northern Vietnam approximately 50 kilometers southwest of Hanoi. Exploration interest in the property is based on the presence of gold-silver bearing quartz-arsenopyrite veins which are exposed at surface and within rudimentary underground mine workings.  The veins are now known to extend well beyond the current property boundaries and have been examined and sampled over a strike length of 4.0 km.

These financial statements have been prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP) and, unless indicated otherwise, are expressed in United States dollars.

Going Concern

The Company’s financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company has accumulated deficit of approximately $987,632 at December 31, 2009.

The Company’s continued existence is dependent upon its ability to raise capital and/or to successfully market and sell its products.  The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

Note B. Significant Accounting Policies

Use of Estimates

The preparation of financial statement in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the period, reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements.  On an ongoing basis, management reviews its estimates, including those related to personal injury and other claims, environmental claims, depreciation, pensions and other post-retirement benefits, and income taxes, based upon currently available information.  Actual results could differ from these estimates.

Cash and Cash Equivalents

Cash and cash equivalents include time deposits, certificates of deposit, and all highly liquid debt instruments with original maturities of three months or less.  The Company maintains cash and cash equivalents at financial institutions, which periodically may exceed federally insured amounts.

Stock-Based Compensation

FASB ASC 505-50 (Prior authoritative literature: SFAS No. 123R) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services.  It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments.   FASB ASC 505-50 focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions.  FASB ASC 505-50 requires that the compensation cost relating to share-based payment transactions be recognized in the financial statements.  That cost will be measured based on the fair value of the equity or liability instruments issued.

The Company’s accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows the provisions of EITF 96-18, “Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” and EITF 00-18, “Accounting Recognition for Certain Transactions Involving Equity Instruments Granted to Other Than Employees.”  The measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor’s performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement.  Stock-based compensation related to non-employees is accounted for based on the fair value of the related stock or options or the fair value of the services, which ever is more readily determinable in accordance with FASB ASC 505-50.

Income taxes

The Company accounts for its income taxes in accordance with FASB ASC 740 (Prior authoritative literature: SFAS No. 109), which requires recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and tax credit carry forwards.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

Property

The properties are carried at cost less accumulated depreciation.  Labor, materials and other costs associated with the preparation of the land improvements are capitalized to the extent they meet the Company’s minimum threshold for capitalization.  Major overhauls and large refurbishments are also capitalized when they result in an extension to the useful life or increase the functionality of the asset.  Included in property additions are the costs of development.

Depreciation is computed using the straight-line method over the estimated useful lives of the assets.  No assets have been placed in service as of December 31, 2009.

Fair Value of Financial Instruments

For certain of the Company’s financial instruments, including cash and cash equivalents, accounts payable and accrued interest, the carrying amounts approximate fair values due to their short maturities.

Earnings per Share

Earnings per share of common stock are computed in accordance with ASC 260-10 (Prior authoritative literature: SFAS No. 128, “Earnings per Share”.)  Basic earnings per share are computed by dividing income or loss available to common shareholders by the weighted average number of common shares outstanding for each period.  Diluted earnings per share are calculated by adjusting the weighted average number of shares outstanding assuming conversion of all potentially dilutive stock options, warrants and convertible securities, if dilutive.  Common stock equivalents that are anti-dilutive are excluded from both diluted weighted average number of common shares outstanding and diluted earnings per share.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation.

Note C. Planned Mining Operations

Guinea, West Africa

SMNG holds 100% interest in a two year exploration permit issued by the Republic of Guinea #2009/1031 dated May 2009 to Gold River of Africa Company. SMNG acquired the interest in exchange for stock. The Guinea government is entitled to a 15% royalty on all extracted minerals covering 103 square kilometers in the Siguiri region of Guinea.

The geologist’s report on the Siguiri exploration permit recommended a two stage program of further exploration. The proposed plan for the first stage entails completion of a 3 month program of termite mound sampling, geological mapping, and geophysical and geochemical surveys budgeted at $630,000. The second stage entails a 12 month program of reverse circulation drilling sampling in areas showing positive assays, totaling $1.2M. It is anticipated that the first stage will commence in the second half of 2010, and the second will continue for a 15 to 18 month duration to be completed in 2012. During the three month rainy season, no work will be performed.

Nat Son, Vietnam

SMNG in a 51% joint venture with Ba Dinh Minerals Joint Stock Company retains the right to mine for profit per license # 39/QD-UBND (dated June 9th, 2009) issued by the Peoples Committee of Hoa Binh Province, Vietnam. This license is valid for five years from the issue date and is renewable for an additional five years. The permitted area covers 40 square hectares in Nat Son Commune, Hoa Binh Province Vietnam.

The geologist’s report on the Nat Son property recommended a detailed drill program to test the subsurface potential of the property. The recommended work program will include geological mapping, geochemical and geophysical surveys and a drilling program spanning 12 months budgeted at $1.6 million. The program will commence in the fall of 2010. Given positive test results, a further drilling program would be initiated that would require another 12 months. There will be a work stoppage during the 2 month rainy season.

In 2009, the Company became licensed and permitted to engage in mining exploration and development of high-yield, precious mineral property in northern Vietnam. The Company has the unique opportunity to take advantage of a mining area that has been dormant for over 50-years. The Company anticipates that it will be provided with the ability to enter into numerous development and exploration opportunities within the relatively under-explored northern regions country. Mineral production in Vietnam has taken place since the Bronze Ages. Systematic mineral exploration and exploitation began with the French in 1884. Most exploitation, especially construction materials, was on a small scale with mainly manual labor and without mechanization. The French were forced to leave the country and cease their mining activity in the mid 1950's.

Note D. Stock-based Awards

The Company has established the “2007 Stock Option” that permits the granting of share options and shares to employees, directors and consultants.  The Company believes that such awards better align the interests of the employees and consultants with those of the Company’s shareholders.  The 2007 Stock Option provides for the issuance of up to 9,000,000 shares of common stock available for grant as Incentive Stock Options.  The exercise price for options awarded is $.015. No options have been issued.

For the year ended December 31, 2009 and 2008, the Company recorded consulting costs for options granted amounting to NIL and $350, respectively.

Management has valued the options at their date of grant utilizing the Black-Scholes Option Pricing Model. Since there is not a public market for the Company shares, the fair value of the underlying shares was determined based on recent transactions by the Company to sell shares to third parties.  Further, the expected volatility was calculated using the historical volatility of a similar public entity in the gold mining industry in accordance with Question 6 of SAB Topic 14.D.1.  In making this determination and finding another similar company, the Company considered the industry, stage of life cycle, size and financial leverage of such other entities.  Based on the exploration stage of the Company, similar companies with enough historical data are not available.

The Company was able to find an entity that met the industry criterion and as a result has based its expected volatility off this Company’s historical stock prices for a period similar to the expected term of the option.  The risk-free interest rate is based on the implied yield available on U.S. Treasury issues with an equivalent term approximating the expected life of the options depending on the date of the grant and expected life of the options.  The expected life of options used was based on the contractual life of the option granted.  The Company determined the expected dividend rate based on the assumption and expectation that earnings generated from operations are not expected to be adequate to allow for the payment of dividends in the near future.  The following weighted-average assumptions were utilized in the fair value calculations for options granted:

	Year Ended	Year Ended
	December 31, 2009	December 31, 2008

Expected dividend yield	0	0
Expected stock price volatility	400%	400%
Risk-free interest rate	2.485%	2.485%
Expected life of options	10 years	10 years

The following table summarizes the status of the Company’s aggregate stock options granted:

	Number of Shares Remaining Options	Weighted Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value

Inception Date January 17, 2007	-	$ -	-
Options granted	500,000	$ 0.15	5	-
Options exercised	-	$ -
Options canceled	-	$ -
Outstanding at December 31, 2007	500,000	$ 0.15	5
Options granted	500,000	$ 0.15		-
Options exercised	-	$ -
Options canceled	-	$ -
Outstanding at December 31, 2008	1,000,000	$ 0.15	4.5
Options granted	500,000	$ 0.15		-
Options exercised	-	$ -
Options canceled	-	$ -
Outstanding at December 31, 2009	1,500,000	$ 0.15	4
Exercisable at December 31, 2009	1,500,000	$ 0.15	4	-

The weighted average fair value of options granted during the years ended December 31, 2009 and 2008 was approximately $.002 and $.001, respectively. There is no unrecognized compensation expense at December 31, 2009.

Note E. Property

The Company has following property as of December 31, 2008:

Infrastructure development	$ 5,932
Telecom equipment	13,125
Equipment	47,500
Vehicle	30,625
Land rights	728,250

Total	$ 825,432

The Company has following property as of December 31, 2009:

Infrastructure development	$ 5,932
Telecom equipment	13,125
Equipment	47,500
Vehicle	30,625
Land rights	758,250

Total	$ 855,432

No assets have been placed in service as of December 31, 2009.

Note F. Loans Payable

The following parties have loaned money to Strategic Mining Corporation:

Magma Gold Corporation	$ 67,076
AGMC Ltd.	64,750
Frank Brodzik	105,411
Sierra Gold Corporation	50,880

Total loans payable as of December 31, 2008	$ 288,117

Magma Gold Corporation	$ 67,076
AGMC Ltd.	64,750
Frank Brodzik	202,307
Peter Sadlocha	109,536
Sierra Gold Corporation	50,880

Total loans payable as of December 31, 2009	$ 494,549

These loans payable are unsecured, bear interest at 15% per annum and have no definite repayment terms.

Note G. Shareholders’ Equity

Common stock (0.001 par value); 400,000,000 shares authorized; 99,614,611 shares issued as of December 31, 2009.

In January 2007, the Company adopted a stock option plan and allocated 9,000,000 shares of option for issuance in 2007 and 2008 at the exercise price of $0.015 per share.  The Company recognized $0 and $350 expense in 2009 and 2008 for these stock options, respectively.

Note H. Income taxes – Loss Carry forward and Allowance

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial statement purposes and the amounts used for income tax purposes.  Significant components of the Company’s deferred tax liabilities and assets as of December 31, 2009 are as follows:

Deferred tax assets:
Accumulated net operating loss	$ 987,632
Income tax rate	34%
335,795
Less valuation allowance	(335,795)
Net	$ --

Through December 31, 2009, a valuation allowance has been recorded to offset the deferred tax assets, including those related to the net operating losses.  At December 31, 2009, the Company had approximately $2,572,257 of federal and state net accumulated operating losses.  The net operating loss carry forwards, if not utilized will begin to expire in 2026. The utilization of these losses for tax purposes will be limited due to the operation of Internal Revenue Code Section 382 which restricts the utilization of net operating loss carry forwards is circumstances where there is a more than 51% change of control in a company.

Reconciliations of the U.S. federal statutory rate to the actual tax rate for the years ended December 31, 2009 and 2008 are as follows:

	2009	2008
Federal statutory income tax rate	34.0%	34.0%
State tax net of federal benefit	0.0%	0.0%
	34.0%	34.0%
Increase in valuation allowance	(34.0%)	(34.0%)
Effective tax rate	0.0%	0.0%

In accordance with FASB ASC-640-10, prior authoritative literature; FIN 48, Accounting for Uncertainty in Income Taxes, the Company has evaluated tax positions taken in the financial statements. Because of the significant net operating losses sustained, Management does not believe that the Company has any uncertain federal of state tax position uncertainties at December 31, 2009.

Note I. Recent Accounting Pronouncements

In June 2009, the FASB issued under ASC Topic 105-10 which establishes as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with GAAP.  ASC Topic 105-10 is effective for financial statements issued for interim and annual periods ending after September 15, 2009.  ASC Topic 105-10 explicitly recognizes rules and interpretative releases of the Securities and Exchange Commission ("SEC") under federal securities laws as authoritative GAAP for SEC Registrants.  Upon adoption of this guidance under ASC Topic 105-10, the Codification superseded all then- existing non-SEC accounting and reporting standards.  All other non-grandfathered non-SEC accounting literature not included in the Codification became non-authoritative.

In April 2009, the FASB issued FASB ASC 805-10 (Previously known as: FSP 141(R) “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arises from Contingencies”).  For business combinations, the standard requires the acquirer to recognize at fair value an asset acquired or liability assumed from a contingency if the acquisition date fair value can be determined during the measurement period.   FASB ASC 805-10 is effective for business combinations during the fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008, with early adoption prohibited. The company adopted these provisions at the beginning of the fiscal year January 1, 2009.  FASB ASC 805-10 will be applied prospectively for acquisitions in 2009 or thereafter.

In December 2007, the FASB issued FASB ASC 810-10-65 (Previously known as: FASB Statement No. 160, “Non-controlling Interests in Consolidated Financial Statements, an amendment of ARB No. 51”). The standard changes the accounting for non-controlling (minority) interests in consolidated financial statements including the requirements to classify non-controlling interests as a component of consolidated stockholders’ equity, and replaces references to “minority interest” with “non-controlling interests”. Additionally, FASB ASC 810-10-65 revises the accounting for both increases and decreases in a parent’s controlling ownership interest. The company adopted the standard as of January 1, 2009.  The adoption of FASB ASC 810-10-65 did not have a significant impact on the company’s financial position.

In June 2008, the FASB Task Force reached a consensus-for-exposure that an entity should determine whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock first by evaluating the instrument’s contingent exercise provisions, if any, and then by evaluating the instrument’s settlement provisions. FASB ASC 815-40 (Previously known as: EITF 07-5, "Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity's Own Stock") and FASB ASC 810-10-15 (Previously known as: Paragraph 11(a) of FAS 133) specifies that a contract issued or held by the reporting entity that is both (a) indexed to its own stock and (b) classified in stockholders' equity in its statement of financial position shall not be considered a derivative financial instrument for purposes of applying that Statement. If a freestanding financial instrument (for example, a stock purchase warrant) meets the scope exception in FASB ASC 810-10-15, it is classified as an equity instrument and is not accounted for as a derivative instrument.  The adoption of FASB ASC 815-40 did not have a material impact on the company’s financial position.

In April 2009, the FASB issued FASB ASC 825-10-50 (Previously known as: FASB Staff Position No. FAS 107-1, “Disclosures about Fair Value of Financial Instruments”) and FASB ASC 270-10-05 (Previously known as: APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments,”) which requires disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. This ASC 825-10-50 is effective for interim reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The adoption of this accounting pronouncement did not have a material impact on the financial statements.

In May 2009, the FASB issued ASC Topic 855 (SFAS No. 165), “Subsequent Events" which establishes general standards for accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued.  More specifically, SFAS 165 sets forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition in the financial statements, identifies the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements and the disclosures that should be made about events or transactions that occur after the balance sheet date.  ASC Topic 855 provides largely the same guidance on subsequent events which previously existed in auditing literature.  The disclosure is required in financial statements for interim and annual periods ending after June 15, 2009.

Note J. General Business Risks

As of December 31, 2009, all of the Company's property and equipment are located in the Republic of Guinea except for land of $30,000 located in Vietnam. Changes in the political and economic policies of these governments could have a significant impact upon what business we may be able to conduct in these countries and accordingly on the results of our operations and financial condition. Our business operations may be negatively affected by the current and future political environment in the country. The governments of the Republic of Guinea and Vietnam exert substantial influence and control over the manner in which we must conduct our business activities. Our ability to operate in these countries may be affected by changes in laws and regulations, including those relating to taxation, import and export tariffs, raw materials, environmental regulations, land use rights, property and other matters.

Note K. Subsequent Events

The following securities were issued by Strategic Mining Corporation within the past three years and were not registered under the Securities Act:

On January 12, 2010 250,000 shares of common stock were issued to Phong Hai Ha to satisfy a debt for $50,000, pursuant to Section 4(2) of the Securities Act of 1933.

On January 12, 2010, 30,000 shares of common stock were issued to Arnevut Resources for $10,000 owed on the East Canyon property, pursuant to Section 4(2) of the Securities Act of 1933.

On March 11, 2010, 625,000 shares of common stock were issued to non-affiliate Librion Holdings Inc., in exchange for cash, pursuant to Section 4(2) of the Securities Act of 1933.

On April 17, 2010, 1,000,000 common shares were issued to non-affiliate Librion Holdings, Inc., in exchange for cash, pursuant to Section 4(2) of the Securities Act of 1933.

On April 17, 2010, 24,634,741 shares of Series A Preferred Stock was issued to five non-affiliate investors, in discharge of debt owed to the Company, pursuant to Section 4(2) of the Securities Act of 1933.

Note L. Restatement

The financial statements have been restated to expand the notes to include more detailed disclosures of our property and to revise our loans payable classification. There is no change to total assets, liabilities or net income.

STRATEGIC MINING CORPORATION
(An Exploration Stage Company)
(Formerly Known as Gold Coast)
BALANCE SHEETS AS OF
	(Unaudited) March 31, 2010	December 31, 2009

ASSETS
CASH	$ 47,462	$ 682
Total Current Assets	47,462	682

INFRASTRUCTURE DEVELOPMENT	5,932	5,932
TELECOM EQUIPMENT	13,125	13,125
EQUIPMENT	47,500	47,500
VEHICLE	30,625	30,625
PROPERTY	966,648	758,250
	1,063,830	855,432
TOTAL ASSETS	$ 1,111,292	$ 856, 114

LIABILITIES
Current-Liabilities
ACCOUNTS PAYABLE	$ 490,502	$ 498, 640
LOAN PAYABLE	748,276	494,549
ACCRUED INTEREST	146,632	119,708
Total Current Liabilities	1,385,410	1,112,897
TOTAL LIABILITIES	1,385,410	1,112,897

SHAREHOLDERS' EQUITY (DEFICIT)
COMMON STOCK at 0.001 par value
400,000,000 shares authorized
100,519,611 and 99,614,611 shares issued and outstanding, respectively (Note G)	100,520	99,615
ADDITIONAL PAID IN CAPITAL	785,429	631,234
DEFICIT ACCUMULATED DURING THE
EXPLORATION STAGE	(1,160,067)	(987,632)
TOTAL SHAREHOLDERS' EQUITY (DEFICIT)	(274,118)	(256,783)

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY (DEFICIT)	$ 1,111,292	$ 856,114

The accompanying notes are an integral part of these financial statements.

STRATEGIC MINING CORPORATION

(An Exploration Stage Company)

(Formerly Known as Gold Coast)

STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)

Since inception, January 17, 2007 through March 31, 2010 (Unaudited)

	Common Stock	Common Stock		Accumulated
	Shares	Amount	APIC	Deficit	Total
97.1 million common shares issued
at $0.0075 for mining rights on
January 17, 2007 (Inception date)	97,100,000	$ 97,100	$ 631,150	$ -	$ 728,250

Common stock issued
to acquire shell	2,514,611	2,515	(2,515)	-	(0)

Issuance of stock options on
January 17, 2007	-	-	2,249	-	2,249

Net Income (Loss) in 2007	-	-	-	(220,437)	(220,437)

Balance December 31, 2007	99,614,611	$ 99,615	$ 630,884	$ (220,437)	$510,062

Recognition of stock option expense	-	-	350	-	350

Net Income (Loss) in 2008	-	-	-	(277,558)	(277,558)

Balance, December 31, 2008	99,614,611	$ 99,615	$ 631,234	$ (497,995)	$ 232,854

Net Income (Loss) in 2009	-	-	-	(489,637)	(489,637)

Balance, December 31, 2009	99,614,611	$ 99,615	$ 631,234	$ (987,632)	$ (256,783)

30,000 common shares issued at $0.3333 for properties on January 7, 2010	30,000	$ 30	$ 9,970	$ -	$ 10,000
250,000 common shares issued at $0.20 for loan on January 7, 2010	250,000	$ 250	$ 49,750	$ -	$ 50,000

625,000 common shares issued at $0.15 for cash on March 1, 2010	625,000	$ 625	$ 94,475	$ -	$ 95,100

Net Income (Loss) to March 31, 2010	-	-	-	(172,435)	(172,435)

Balance, March 31, 2010	100,519,611	$ 100,520	$ 785,429	$ (1,160,067)	$ (274,118)

The accompanying notes are an integral part of these financial statements.

STRATEGIC MINING CORPORATION
(An Exploration Stage Company)
(Formerly Known as Gold Coast)
STATEMENTS OF OPERATIONS
FOR THE 3 MONTHS ENDED MARCH 31, 2009 AND 2010 AND FOR THE PERIOD
FROM INCPETION (JANUARY 17,2007) THROUGH MARCH 31, 2010			(Unaudited)
			Since Inception
	(Unaudited)		(January 17, 2007)
	For the 3 months ended March 31,		through
	2009	2010	March 31, 2010

REVENUE	$ -	$ -	$ -

EXPENSES
CONSULTING FESS	36,507	35,000	391,064
ACCOUNTING	-	1,275	30,171
LEGAL COSTS	-	6,150	24,637
INTEREST	12,002	26,924	155,278
EXPLORATION COSTS	43,781	56,365	322,522
PERMITS	20,549	-	58,934
STATE TAX	5,486	9,499	38,814
INCORP/TAX	-	-	11,197
WAGES	14,110	37,222	127,450

TOTAL EXPENSES	132,435	172,435	1,160,067

NET INCOME (LOSS)	$ (132,435)	$ (172,435)	$ (1,160,067)

Weighted average common shares
Basic and Diluted	99,614,611	99,879,778	99,635,026

EPS - Basic and Diluted	$ (0.00)	$ (0.00)	$ (0.01)

The accompanying notes are an integral part of these financial statements

STRATEGIC MINING CORPORATION
(An Exploration Stage Company)
(Formerly Known as Gold Coast)
STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2009 AND 2010 AND FOR THE PERIOD
FROM INCPETION (JANUARY 17,2007) THROUGH MARCH 31, 2010			(Unaudited) Since Inception
	(Unaudited)		(January 17, 2007)
	For the three months ended March 31,		through
	2009	2010	March 31, 2010

Cash flows from operating activities
Net Income (Loss)	$ (132,435)	$ (172,435)	$ (1,160,067)
Non-cash adjustments:
Consulting expense of stock options	-	10,000	12,599
Adjustments to reconcile net income (loss) to
net cash used in operating activities:
Changes in accounts payable and accrued interest	41,998	18,786	619,134
Net cash from operating activities	(90,437)	(143,649)	(528,334)

Cash flows from investing activities:
Purchase of Infrastructure, Equipment and Vehicle	-	(208,398)	(317,580)
Net cash from investing activities	-	(208,398)	(317,580)

Cash flows from financing activities:
Proceeds from loans	90,437	253,727	748,276
Issuance of Capital Stock	-	145,100	145,100
Net cash from financing activities	90,437	398,827	893,376

Increase (Decrease) in Cash	-	46,780	47,462
Cash, beginning of period	-	682	-
Cash, end of period	$ -	$ 47,462	$ 47,462

Supplemental Information:
Income Tax Paid	$ -	$ -	$ -
Interest Paid	$ -	$ -	$ -

Non-Cash Investing and Financing Activities:
Issuing Common Shares for Mining Rights	$ -	$ -	$ 728,250

The accompanying notes are an integral part of these financial statements.

STRATEGIC MINING   CORPORATION

(Formerly known as GOLD COAST MINING CORP.)

(An exploration stage company)

Notes to Financial Statements

As of March 31, 2010

Note A. The Company, Basis of Presentation and Continuance of Operations

Strategic Mining Corporation, formerly known as Gold Coast Mining Corporation (the “Company”) was originally incorporated in Delaware on January 7, 1999 as Green Dolphin Systems Corporation  On January 10, 2006, the Board of Directors adopted a resolution authorizing the assignment of all the assets of Green Dolphin Systems Corporation to Penta Deltex, Ltd., a Canadian corp., in exchange for the forgiveness of $263,717 in debt owing to Nicholas Plessas and an additional $153,683 owing to Penta Deltex, and assumption by Penta Deltex of all obligations owed by Green Dolphin Systems Corporation to suppliers and on other accounts payable.  As the result of the above settlements of debts, Green Dolphin Systems Corporation effectively ceased operations on January 10, 2006 with the discontinued operations of its U.S. subsidiary.  On December 1, 2006, the Company changed its name to Gold Coast Mining Corporation and new corporate officers were appointed shortly after.

On January 17, 2007 Gold Coast Mining Corporation issued 97,100,000 shares of its common stock to unrelated parties in exchange for various mining rights.  The issuance of the 97,100,000 represented approximately 97.5% of the then outstanding shares.  The transaction resulted in a change in control of the entity.

The issuance of shares and change in control has been accounted for as a reverse acquisition followed by a recapitalization of the Company’s equity structure.  The stockholders obtaining control in the transaction are considered the accounting acquirer for financial reporting purposes.  Accordingly, the equity section of the financial statements have been presented displaying the recapitalization of shares held by the individuals obtaining control followed by the issuance of shares to the minority stockholders.

On November 13, 2009, the Company was reincorporated in the State of Wyoming. On November 23, 2009, the Company changed its name to Strategic Mining Corporation in the State of Wyoming.

Strategic Mining Corporation is engaged in the business of exploration and development of gold properties in Guinea, West Africa.  The Company has secured a renewable exploration and mining permit in the Republic of Guinea.  The permit issued pertains to a 103 square kilometer zone of gold anomalies located in Siguiri District of North East Guinea.  The Company has an option on a second property that covers a 50 square kilometer claim located in Dinguiraye District of North East Guinea in the valley of the Bafing River.

Strategic Mining has also entered into an agreement with Ba Dinh Mineral Company, a Vietnamese mineral exploration company based in Ho Chi Minh City, to evaluate and report on known high grade gold deposits located in North Vietnam. Exploration interest in the property is based on the presence of gold-silver bearing quartz-arsenopyrite veins which are exposed at surface and within rudimentary underground mine workings.  The veins are now known to extend well beyond the current property boundaries and have been examined and sampled over a strike length of 4.0 km.

Strategic Mining has also entered into an Option Agreement with Arnevut Resources, the owner of one mineral claim located in eastern Elko County, Nevada, and nine claims adjacent to the above mentioned claim across the border in Boxelder County, Utah, known as the East Canyon gold project.  The Option Agreement grants Strategic Mining the sole and irrevocable right and option to earn a 75% interest.

These financial statements have been prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP) and, unless indicated otherwise, are expressed in United States dollars.

Going Concern

The Company’s financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company has accumulated deficit of approximately $1,160,067 at March 31, 2010.

The Company’s continued existence is dependent upon its ability to raise capital and/or to successfully market and sell its products.  The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

Note B. Significant Accounting Policies

Use of Estimates

The preparation of financial statement in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the period, reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements.  On an ongoing basis, management reviews its estimates, including those related to personal injury and other claims, environmental claims, depreciation, pensions and other post-retirement benefits, and income taxes, based upon currently available information.  Actual results could differ from these estimates.

Cash and Cash Equivalents

Cash and cash equivalents include time deposits, certificates of deposit, and all highly liquid debt instruments with original maturities of three months or less.  The Company maintains cash and cash equivalents at financial institutions, which periodically may exceed federally insured amounts.

Stock-Based Compensation

FASB ASC 505-50 (Prior authoritative literature: SFAS No. 123R) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services.  It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments.   FASB ASC 505-50 focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions.  FASB ASC 505-50 requires that the compensation cost relating to share-based payment transactions be recognized in the financial statements.  That cost will be measured based on the fair value of the equity or liability instruments issued.

The Company’s accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows the provisions of EITF 96-18, “Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” and EITF 00-18, “Accounting Recognition for Certain Transactions Involving Equity Instruments Granted to Other Than Employees.”  The measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor’s performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement.  Stock-based compensation related to non-employees is accounted for based on the fair value of the related stock or options or the fair value of the services, which ever is more readily determinable in accordance with FASB ASC 505-50.

Income Taxes

The Company accounts for its income taxes in accordance with FASB ASC 740 (Prior authoritative literature: SFAS No. 109), which requires recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and tax credit carry forwards.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

Property

The properties are carried at cost less accumulated depreciation.  Labor, materials and other costs associated with the preparation of the land improvements are capitalized to the extent they meet the Company’s minimum threshold for capitalization.  Major overhauls and large refurbishments are also capitalized when they result in an extension to the useful life or increase the functionality of the asset.  Included in property additions are the costs of development.

Depreciation is computed using the straight-line method over the estimated useful lives of the assets.  No assets have been placed in service as of March 31, 2010.

Fair Value of Financial Instruments

For certain of the Company’s financial instruments, including cash and cash equivalents, accounts payable and accrued interest, the carrying amounts approximate fair values due to their short maturities.

Earnings per Share

Earnings per share of common stock are computed in accordance with ASC 260-10 (Prior authoritative literature: SFAS No. 128, “Earnings per Share”.)  Basic earnings per share are computed by dividing income or loss available to common shareholders by the weighted average number of common shares outstanding for each period.  Diluted earnings per share are calculated by adjusting the weighted average number of shares outstanding assuming conversion of all potentially dilutive stock options, warrants and convertible securities, if dilutive.  Common stock equivalents that are anti-dilutive are excluded from both diluted weighted average number of common shares outstanding and diluted earnings per share.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation.

Note C. Planned Mining Operations

Guinea, West Africa

SMNG holds 100% interest in a two year exploration permit issued by the Republic of Guinea #2009/1031 dated May 2009 to Gold River of Africa Company. SMNG acquired the interest in exchange for stock. The Guinea government is entitled to a 15% royalty on all extracted minerals covering 103 square kilometers in the Siguiri region of Guinea.

The geologist’s report on the Siguiri exploration permit recommended a two stage program of further exploration. The proposed plan for the first stage entails completion of a 3 month program of termite mound sampling, geological mapping, and geophysical and geochemical surveys budgeted at $630,000. The second stage entails a 12 month program of reverse circulation drilling sampling in areas showing positive assays, totaling $1.2M. It is anticipated that the first stage will commence in the second half of 2010, and the second will continue for a 15 to 18 month duration to be completed in 2012. During the three month rainy season, no work will be performed.

Nat Son, Vietnam

SMNG in a 51% joint venture with Ba Dinh Minerals Joint Stock Company retains the right to mine for profit per license # 39/QD-UBND (dated June 9th, 2009) issued by the Peoples Committee of Hoa Binh Province, Vietnam. This license is valid for five years from the issue date and is renewable for an additional five years. The permitted area covers 40 square hectares in Nat Son Commune, Hoa Binh Province Vietnam.

The geologist’s report on the Nat Son property recommended a detailed drill program to test the subsurface potential of the property. The recommended work program will include geological mapping, geochemical and geophysical surveys and a drilling program spanning 12 months budgeted at $1.6 million. The program will commence in the fall of 2010. Given positive test results, a further drilling program would be initiated that would require another 12 months. There will be a work stoppage during the 2 month rainy season.

In 2009, the Company became licensed and permitted to engage in mining exploration and development of high-yield, precious mineral property in northern Vietnam. The Company has the unique opportunity to take advantage of a mining area that has been dormant for over 50-years. The Company anticipates that it will be provided with the ability to enter into numerous development and exploration opportunities within the relatively under-explored northern regions country. Mineral production in Vietnam has taken place since the Bronze Ages. Systematic mineral exploration and exploitation began with the French in 1884. Most exploitation, especially construction materials, was on a small scale with mainly manual labor and without mechanization. The French were forced to leave the country and cease their mining activity in the mid 1950's.

East Canyon Claims

 The East Canyon property is located in Eastern Nevada and western Utah. Claim EC-1 and a north-south sliver of EC-2 and EC-3 are located west of the border in Section 16, T39N, R 70 W Elko County, Nevada. The remainder of the claims are situated in Sections 4 and 5, T6N, R19W Box Elder County, Utah. The claims were located by Manuel Montoya of Parker, Colorado. Arnevut Resources acquired the claims in October of 2009. On January 2010, Arnevut Resources signed a farmout agreement with Strategic Mining Corporation conveying an option to acquire a 75% working interest in the property. SMNG in the farmout agreement with Arnevut Resources holds interest in 10 Federal Mining Claims (EC1 – EC10 totaling 200 acres). The farmout agreement gives SMNG %75 interest in all extracted minerals. If the Property is put into Commercial Production the SMNG agrees to pay Arnevut Resources a Net Smelter Royalty equal to 2% of Net Smelter Returns.

Note D. Stock-based Awards

The Company has established the “2007 Stock Option” that permits the granting of share options and shares to employees, directors and consultants.  The Company believes that such awards better align the interests of the employees and consultants with those of the Company’s shareholders.  The 2007 Stock Option provides for the issuance of up to 9,000,000 shares of common stock available for grant as Incentive Stock Options.  The exercise price for options awarded is $.015. No options have been issued.

For the quarter ended March 31, 2010 and 2009, the Company recorded consulting costs for options granted amounting to NIL and NIL, respectively.

Management has valued the options at their date of grant utilizing the Black-Scholes Option Pricing Model. Since there is not a public market for the Company shares, the fair value of the underlying shares was determined based on recent transactions by the Company to sell shares to third parties.  Further, the expected volatility was calculated using the historical volatility of a similar public entity in the gold mining industry in accordance with Question 6 of SAB Topic 14.D.1.  In making this determination and finding another similar company, the Company considered the industry, stage of life cycle, size and financial leverage of such other entities.  Based on the exploration stage of the Company, similar companies with enough historical data are not available.

The Company was able to find an entity that met the industry criterion and as a result has based its expected volatility off this Company’s historical stock prices for a period similar to the expected term of the option.  The risk-free interest rate is based on the implied yield available on U.S. Treasury issues with an equivalent term approximating the expected life of the options depending on the date of the grant and expected life of the options.  The expected life of options used was based on the contractual life of the option granted.  The Company determined the expected dividend rate based on the assumption and expectation that earnings generated from operations are not expected to be adequate to allow for the payment of dividends in the near future.  The following weighted-average assumptions were utilized in the fair value calculations for options granted:

	Three Months Ended	Three Months Ended
	March 31, 2010	March 31, 2009

Expected dividend yield	0	0
Expected stock price volatility	400	400
Risk-free interest rate	2.485	2.485
Expected life of options	10 years	10 years

The following table summarizes the status of the Company’s aggregate stock options granted:

	Number of Shares Remaining Options	Weighted Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value

Inception Date January 17, 2007	-	$ -	-
Options granted	500,000	$ 0.15	5	-
Options exercised	-	$ -
Options canceled	-	$ -
Outstanding at December 31, 2007	500,000	$ 0.15	5
Options granted	500,000	$ 0.15		-
Options exercised	-	$ -
Options canceled	-	$ -
Outstanding at December 31, 2008	1,000,000	$ 0.15	4.5
Options granted	500,000	$ 0.15		-
Options exercised	-	$ -
Options canceled	-	$ -
Outstanding at December 31, 2009	1,500,000	$ 0.15	4
Exercisable at December 31, 2009	1,500,000	$ 0.15	4	-
Outstanding at March 31, 2010	1,500,000	$ 0.15	3.5	-
Exercisable at March 31, 2010	1,500,000	$ 0.15	3.5	-

The weighted average fair value of options granted during the quarter ended March 31, 2010 and 2009 was approximately $.001. There is no unrecognized compensation expense at March 31, 2010.

Note E. Property

The Company has following property as of December 31, 2009:

Infrastructure development	$ 5,932
Telecom equipment	13,125
Equipment	47,500
Vehicle	30,625
Land rights	758,250

Total	$ 855,432

The Company has following property as of March 31, 2010:

Infrastructure development	$ 5,932
Telecom equipment	13,125
Equipment	47,500
Vehicle	30,625
Land rights	966,648

Total	$ 1,063,830

No assets have been placed in service as of March 31, 2010.

Note F. Loans Payable

The following parties have loaned money to Strategic Mining Corporation:

Magma Gold Corporation	$ 67,076
AGMC LTD	64,750
Frank Brodzik	202,307
Peter Sadlocha	109,536
Sierra Gold Corporation	50,880
Total loans payable as of December 31, 2009	$ 494,549

Magma Gold Corporation	$ 67,076
AGMC LTD	64,750
Frank Brodzik	221,749
Peter Sadlocha	109,536
Robert Nguyen	67,785
Librion Holdings Inc.	150,000
Sierra Gold Corporation	67,380
Total loans payable as of March 31, 2010	$ 748,276

These loans payable are unsecured, bear interest at 15% per annum and have no definite repayment terms.

Note G. Shareholders’ Equity

Common stock (0.001 par value); 400,000,000 shares authorized; 100,519,611 shares issued as of March 31, 2010.

In January 2007, the Company adopted a stock option plan and allocated 9,000,000 shares of option for issuance in 2007 and 2008 at the exercise price of $0.015 per share.  The Company recognized $0 expense for the quarter ended March 31, 2010 and 2009 for these stock options.

Note H. Recent Accounting Pronouncements

In June 2009, the FASB issued under ASC Topic 105-10 which establishes as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with GAAP.  ASC Topic 105-10 is effective for financial statements issued for interim and annual periods ending after September 15, 2009.  ASC Topic 105-10 explicitly recognizes rules and interpretative releases of the Securities and Exchange Commission ("SEC") under federal securities laws as authoritative GAAP for SEC Registrants.  Upon adoption of this guidance under ASC Topic 105-10, the Codification superseded all then- existing non-SEC accounting and reporting standards.  All other non-grandfathered non-SEC accounting literature not included in the Codification became non-authoritative.

In April 2009, the FASB issued FASB ASC 805-10 (Previously known as: FSP 141(R) “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arises from Contingencies”).

For business combinations, the standard requires the acquirer to recognize at fair value an asset acquired or liability assumed from a contingency if the acquisition date fair value can be determined during the measurement period.   FASB ASC 805-10 is effective for business combinations during the fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008, with early adoption prohibited. The company adopted these provisions at the beginning of the fiscal year January 1, 2009.  FASB ASC 805-10 will be applied prospectively for acquisitions in 2009 or thereafter.

In December 2007, the FASB issued FASB ASC 810-10-65 (Previously known as: FASB Statement No. 160, “Non-controlling Interests in Consolidated Financial Statements, an amendment of ARB No. 51”). The standard changes the accounting for non-controlling (minority) interests in consolidated financial statements including the requirements to classify non-controlling interests as a component of consolidated stockholders’ equity, and replaces references to “minority interest” with “non-controlling interests”. Additionally, FASB ASC 810-10-65 revises the accounting for both increases and decreases in a parent’s controlling ownership interest. The company adopted the standard as of January 1, 2009.  The adoption of FASB ASC 810-10-65 did not have a significant impact on the company’s financial position.

In June 2008, the FASB Task Force reached a consensus-for-exposure that an entity should determine whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock first by evaluating the instrument’s contingent exercise provisions, if any, and then by evaluating the instrument’s settlement provisions. FASB ASC 815-40 (Previously known as: EITF 07-5, "Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity's Own Stock") and FASB ASC 810-10-15 (Previously known as: Paragraph 11(a) of FAS 133) specifies that a contract issued or held by the reporting entity that is both (a) indexed to its own stock and (b) classified in stockholders' equity in its statement of financial position shall not be considered a derivative financial instrument for purposes of applying that Statement. If a freestanding financial instrument (for example, a stock purchase warrant) meets the scope exception in FASB ASC 810-10-15, it is classified as an equity instrument and is not accounted for as a derivative instrument.   The adoption of FASB ASC 815-40 did not have a material impact on the company’s financial position.

In April 2009, the FASB issued FASB ASC 825-10-50 (Previously known as: FASB Staff Position No. FAS 107-1, “Disclosures about Fair Value of Financial Instruments”) and FASB ASC 270-10-05 (Previously known as: APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments,”) which requires disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. This ASC 825-10-50 is effective for interim reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The adoption of this accounting pronouncement did not have a material impact on the financial statements.

In May 2009, the FASB issued ASC Topic 855 (SFAS No. 165), “Subsequent Events" which establishes general standards for accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued.  More specifically, SFAS 165 sets forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition in the financial statements, identifies the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements and the disclosures that should be made about events or transactions that occur after the balance sheet date.  ASC Topic 855 provides largely the same guidance on subsequent events which previously existed in auditing literature.  The disclosure is required in financial statements for interim and annual periods ending after June 15, 2009.

Note I. General Business Risks

All of the Company's property and equipment are located in the Republic of Guinea except for land of $10,000 located in the East Canyon, Nevada and land of $228,398 located in Vietnam. Changes in the political and economic policies of these governments could have a significant impact upon what business we may be able to conduct in these countries and accordingly on the results of our operations and financial condition. Our business operations may be negatively affected by the current and future political environment in the country. The governments of the Republic of Guinea and Vietnam exert substantial influence and control over the manner in which we must conduct our business activities. Our ability to operate in these countries may be affected by changes in laws and regulations, including those relating to taxation, import and export tariffs, raw materials, environmental regulations, land use rights, property and other matters.

Note J. Subsequent Events

On April 17, 2010, 1,000,000 common shares were issued to non-affiliate Librion Holdings, Inc., in exchange for cash.

On April 17, 2010, 24,634,741 shares of Series A Preferred Stock was issued to five non-affiliate investors, in discharge of debt owed to them by the Company.